Exhibit 99.1

Future FinTech Enters into a Definitive Share Exchange Agreement to Acquire Sichuan Ticode Supply Chain Management Co., Ltd.

NEW YORK, March 1, 2021 /PRNewswire/ -- Future FinTech Group Inc. (NASDAQ: FTFT) ("hereinafter referred to as Future FinTech", "FTFT" or "the Company"), a leading blockchain e-commerce company and a service provider for financial technology, today announced that on February 26, 2021, the Company and its wholly-owned subsidiary, Future Supply Chain Co., Ltd., entered into a definitive share exchange agreement (the “Agreement”) with Sichuan Longma Electronic Technology Co., Ltd. (“Longma”) and Sichuan Ticode Supply Chain Management Co., Ltd. (“Ticode”, also known as Sichuan Tema Supply Chain Management Co., Ltd.) to acquire a 60% equity interest of Ticode from Longma.

Longma is a 90% owned subsidiary of Benma (Shenzhen) Industrial Co., Ltd. (“Benma”). As previously announced on September 15, 2020, the Company had entered into an equity acquisition frame agreement with Benma to purchase no less than 60% of the equity shares of Ticode through a share exchange transaction. The parties had engaged in approximately six months of operational, legal and financial due diligence which encompassed the completed audit of Ticode’s financial statements under US GAAP for the fiscal years 2018 and 2019 in order to reach this definitive agreement.

Ticode provides financial services for the supply chain industry and achieved revenue of RMB 3.36 billion (approximately US$ 518.61 million) and net profit of RMB 47.99 million (approximately US$ 7.41 million) in fiscal 2019 based upon audited financials under US GAAP. Ticode’s business includes procurement agent services, sales agent services, inventory pledged loan services, and supply chain financing intermediary services. Ticode's supply chain related services cover electronic components, technology services to supply chain data management for the electronics industry, and supply chain management for various electronic components and materials, metal materials and raw plastic materials. Ticode was ranked 56th among the top 100 service providers in Sichuan Province in 2020 according to the list published by Sichuan Province Enterprises Federation and Sichuan Province Enterprises Association.

The 60% equity interest of Ticode was valued at approximately $66.45 million which will be paid for in 7,789,882 shares of FTFT common stock priced at $8.53 per share subject to closing conditions as stipulated in the Agreement. The Agreement also stipulates that an additional 5% of equity interest in Ticode shall be transferred to the Company at no cost should Ticode not achieve Earnings Before Interest and Taxes (“EBIT”) of at least RMB 50.0 million (approximately $7.69 million) for the fiscal year ended December 31, 2021; an additional 5% equity interest in Ticode shall be transferred to the Company at no cost should Ticode not achieve EBIT of at least RMB 57.5 million (approximately $8.85 million) for the fiscal year ended December 31, 2022.

Mr. Shanchun Huang, Chief Executive Officer of Future FinTech, stated, "We are excited to reach an agreement for the acquisition of 60% of Ticode since it substantially bolsters our operations, brings strong financial performance and future growth potential to the Company, and represents a key achievement towards realizing our business transformation strategy. Upon the completion of this acquisition, we will gain experienced staff and customer resources in the supply chain financial services area where we plan to further expand and create synergies in the fintech sector. Through the linking of capital and the real economy, we plan to build a sustainable and mutually beneficial platform for banks, enterprises and the supply chains as well as to create a comprehensive financial consulting and services platform to further expand the value chain of our financial technology services."

Mr. Jiancao Wang, Chairman of Ticode said, "Future Fintech is in the process of building an international financial technology service network. Becoming a part of FTFT will expand our international business channels, gain entry to a wide range of diversified customers and help us to access the overseas capital markets, all of which are essential to the steady growth of our business. Ticode will continue to take advantage of the smart production system, IoT and Automation Science and Technology platform provided by Longma and Benma to create synergies with FTFT to evolve into an even stronger supply chain service provider and a premier industrial customer service provider. We will also jointly build a professional and intelligent supply chain platform to promote supply chain finance and assist in the development of small and medium-sized enterprises. This acquisition is an absolute win-win for both companies."

About Future FinTech Group Inc.

Future FinTech Group Inc. (“Future FinTech”, “FTFT” or the “Company”) is a leading blockchain e-commerce company and a service provider for financial technology incorporated in Florida. The Company's operations include a blockchain-based online shopping mall platform, Chain Cloud Mall ("CCM"), a cross-border e-commerce platform (NONOGIRL), an incubator for blockchain based application projects. The Company is also engaged in the development of blockchain based e-Commerce technology as well as financial technology. For more information, please visit http:/www.ftftex.com/.

Safe Harbor Statement

Certain of the statements made in this press release are "forward-looking statements" within the meaning and protections of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance, capital, ownership or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. You can identify these forward-looking statements through our use of words such as "may," "will," "anticipate," "assume," "should," "indicate," "would," "believe," "contemplate," "expect," "estimate," "continue," "plan," "point to," "project," "could," "intend," "target" and other similar words and expressions of the future.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, including, without limitation, those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2019 and otherwise in our SEC reports and filings, including the final prospectus for our offering. Such reports are available upon request from the Company, or from the Securities and Exchange Commission, including through the SEC's Internet website at http://www.sec.gov. We have no obligation and do not undertake to update, revise or correct any of the forward-looking statements after the date hereof, or after the respective dates on which any such statements otherwise are made.

IR Contact:
Future FinTech Group Inc.
Tel: +1-888-622-1218
Email: ir@ftftex.com

SOURCE: Future FinTech Group Inc.

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